Exhibit 10.5

LEMONADE, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made as of the 3rd day of October 2016, effective as of September 26, 2016, between Lemonade, Inc., a Delaware corporation (the “Company”) and John Peters, residing at [          ] (the “Employee”).

WHEREAS, the Company desires to employ Employee as Chief Underwriting Officer of the Company, to engage in such activities and render such services under the terms and conditions hereof and has authorized and approved the execution of this Agreement; and

WHEREAS, Employee desires to be employed by the Company under the terms and conditions hereinafter provided;

NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, it is covenanted and agreed by and between the parties as follows:

1.                   Services.  The Company hereby employs Employee to render services as Chief Underwriting Officer of the Company, assuming and discharging such responsibilities as are commensurate with Employee’s position and as are reasonably directed or requested by his/her direct Supervisor (as defined below) and the Chief Executive Officer (“CEO”) of the Company and as are detailed in Exhibit A (the “Services”).  The Employee acknowledges and agrees that the performance of the Services may require domestic and international travel.  The Employee shall be subject to and shall perform the Services as directed by the CEO or whoever is appointed by him for this purpose (the “Direct Supervisor”).  The parties hereto warrant and confirm that the Services shall commence on September 26, 2016 (the “Employment Starting Date”).  The provisions of this Agreement shall apply to the parties as of the Employment Starting Date.  Employee shall use his/her best efforts, skills and abilities in the performance of the Services, shall perform the Services faithfully, and shall devote Employee’s full business time and effort to the performance of the Services, other than as set forth in Exhibit B.  This Section 1, however, shall not be construed to prevent Employee from making passive outside investments so long as such investments do not require time of Employee during regular business hours or otherwise interfere with the performance of Employee’s duties and obligations hereunder.

2.                   Incorporation of Company Policies.  Every term of the Company’s Intellectual Property, Confidentiality and Non-Competition Policy is specifically incorporated into this Agreement, a copy of which is attached as Exhibit C.  In addition, the Company’s Employee Handbook and such other policies as the Company may adopt from time to time of which Employee is advised shall be a part of and incorporated into this Agreement.

3.                   Compensation.  Employee shall be entitled to compensation under the following terms for the duration of his/her employment with the Company:

3.1                               Base Salary.  Employee shall be entitled to compensation of $225,000 per annum (the “Base Salary).  The Company will review Employee’s performance and compensation at least annually, and it may, at the discretion of the Board from time to time, increase the compensation to be paid to Employee or provide additional compensation to Employee, whether permanently or for a limited period of time, in order to recognize and fairly compensate Employee for the value of his/her services to the Company.

3.2                               Benefits.  Employee shall be entitled to participate in any and all employee welfare and health benefit plans including, but not limited to, life insurance, health and medical, dental, and disability plans, and other employee benefit plans, including but not limited to qualified pension plans and 401(k) plans, which may be established by the Company from time to time for the benefit of other Company employees.  Employee shall be required to comply with the conditions attendant to coverage by such plans and shall comply with and be entitled to benefits only in accordance with the terms and conditions of such plans as they may be amended from time to time.  Nothing herein shall be construed as requiring Company to establish or continue any particular benefit plan in discharge of its obligations under this Agreement.

3.3                               Personal Time Off.  In addition to holidays observed by Company, Employee shall be entitled to a total of 20 days of paid Personal Time Off which includes vacation, personal, and sick days (“Personal Time Off”) during which all compensation, earned benefits and other rights that the Employee is entitled to hereunder shall be provided in full.  The Employee may take such Personal Time Off in the Employee’s discretion, and at such time or times as are not inconsistent with the reasonable business needs of the Company.  Nothing herein shall be construed to create entitlement on behalf of the Employee for paid Personal Time Off as an earned or accrued benefit or as earned or accrued compensation of any kind.

3.4                               Deductions from Compensation and Benefits.  The Company may withhold from any compensation or benefits payable to Employee all federal, state, local, and other taxes and other amounts as permitted or required by applicable law, rule or regulation.

3.5                               Business Expenses.  It is hereby clarified that unless indicated specifically otherwise in this Agreement, the Base Salary includes reimbursement for all daily travel expenses, costs, food costs, out-of-pocket and/or other expenses relating to the performance of the Services, and that the Employee shall not be entitled to any additional payment in connection with the Services.  Notwithstanding the above, the Employee shall be entitled to reimbursement of (i) extraordinary expenses necessary for the performance of the Service that such expenses have been approved in advance and in writing by and (ii) reasonable costs and expenses relating to Employee’s travel home and the Company’s offices in New York, New York,

3.6                               Indemnification.  To the fullest extent permitted by law, the Company shall, both during and after Employee’s Termination Date, indemnify and defend Employee (including the advancement of expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, incurred by Employee in connection with the defense of any lawsuit or other claim to which he is made a party by reason of being (or having been) an officer, director or employee of the Company or any of its subsidiaries or affiliates.  In addition, Employee shall be covered, both during and up to 24 months after the Termination Date, by director and officer liability insurance to the maximum extent that such insurance covers any officer or director (or former officer or director) of the Company.

4.                   Termination.  The Company or the Employee may terminate this Agreement at any time for any reason or no reason, subject to the following provisions:

4.1                               Voluntary Termination.  Employee may voluntarily terminate his/her employment with the Company by providing written notice.  In such event, the Company shall be released from any and all further obligations under this Agreement, except that the Company shall be obligated to pay Employee the compensation, benefits and reimbursable expenses owing to Employee through the date of such termination, provided that if Employee terminates for Good Reason, the Company also shall pay the Severance Benefits

4.2                               Termination without Cause.  The Company may voluntarily terminate Employee’s employment without Cause by providing written notice to Employee.  In such event, the Company shall be released from any and all further obligations under this Agreement, except that the Company shall be obligated to pay Employee the compensation, benefits and reimbursable expenses owing to Employee through the date of such termination and the Severance Benefits.

4.3                               At Will Employment.  All employment with the Company is, and remains, at will, which means that Employee is not guaranteed any particular length of employment, and that either Employee or the Company can end the relationship at any time, with or without cause and with or without notice.  No one can alter the at will nature of the employment relationship except by an express statement in writing.

4.4                               Termination for Cause.  Employee may be terminated at any time for “Cause” (defined below) by written notice to Employee setting forth in reasonable detail the nature of the Cause, and, in such event, the Company shall from any and all further obligations under this Agreement, except that the Company shall be obligated to pay Employee, or Employee’s heir and assigns, his/her Base Salary and benefits, and reimbursable expenses owing to Employee through the date of such termination.

4.5                               Termination due to Death or Disability.  This Agreement shall terminate upon the death of Employee, and Employee may be terminated by reason of “Disability” and, in either such event, the Company shall be released from any and all further obligations under this Agreement, except that the Company shall be obligated to pay Employee, or Employee’s heirs or estate, his/her Base Salary, benefits and reimbursable expenses owing to Employee through the date of such termination.

4.6                               Cause.  “Cause” for Termination shall include the following conduct of the Employee:

4.6.1                     Breach of any material provision of this Employment Agreement by the Employee, provided that the Company must notify Employee in writing within 30 days of the date such purported breach occurs, and Employee shall have 30 days from Employee’s receipt of notice to cure the purported violation, with the Company’s reasonable cooperation during such period; further provided that only two (2) such notices shall be required in any twelve (12) month period;

4.6.2                     Material refusal to perform the duties assigned to the Employee under or pursuant to this Employment Agreement, which refusal has not been cured by the Employee after having been given ten (10) calendar days’ written notice of such breach provided, however, that only two (2) such notices shall be required in any twelve (12) month period;

4.6.3                     Misappropriating material funds or material property of the Company so as to cause damage to the Company.

4.6.4                     Violating any written policy of the Company set forth in the Company’s employee handbook, provided that the Company must notify Employee in writing within 30 days of the date such purported violation occurs, and Employee shall have 30 days from Employee’s receipt of notice to cure the purported violation, with the Company’s reasonable cooperation during such period.

4.6.5                     A material breach of the Employee’s duty of loyalty to the Company;

4.6.6                     Acts of material dishonesty by the Employee that cause the Company to be in violation of governmental regulations that subject the Company either to material sanctions by governmental authority or to material civil liability to its employees or third parties; or

4.6.7                     Disclosure or use of confidential information of the Company, other than as specifically authorized and required in the performance of Employee’s duties.

4.7                               Disability. “Disability” for termination pursuant to this Section 4 shall be defined as the inability of Employee to perform any of his/her essential duties hereunder for a period of one-hundred eighty (180) consecutive calendar days by reason of disability as a result of illness, accident or other physical or mental incapacity or disability.  If there should be a dispute between the Company and Employee as to whether or not Employee has suffered a Disability, then the question shall be settled by the opinion of an impartial reputable physician or psychiatrist agreed on by the parties or their representatives, or if the parties cannot agree within ten (10) days after a request for designation of such party, then a physician or psychiatrist designated by any provider of disability insurance to the Company or, if none, each party shall select a physician or psychiatrist of their choice, and said physician/psychiatrists shall select a physician/psychiatrist who shall server as the impartial party to resolve the determination of disability.  The certification of such physician or psychiatrist as to the questioned dispute shall be final and binding on the parties hereto.

4.8                               “Good Reason” means that the Employee has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events:

4.8.1                     a material reduction of Employee’s then effective base salary;

4.8.2                     a material reduction of Employee’s aggregate Company-provided benefits below those in effect immediately prior to such change, if such reduction is not applied as a part of an overall reduction in benefits in which Employee is treated proportionally with other employees, given his position, length of service, income and other relevant factors customary for companies such as the Company in the medical device industry at the time unless Employee accepts such reduction in writing;

4.8.3                     a material reduction by the Company in Employee’s duties or responsibilities;

4.8.4                     a failure or refusal of any acquiring or surviving corporation or other entity or person to assume the Company’s obligations under this Agreement

4.8.5                     any material breach by the Company of any of the material provisions of this Agreement.

(each a “Good Reason Condition”).

4.9                               “Good Reason Process” means that (i) Employee notifies the Company in writing of the occurrence of the Good Reason Condition within 60 days of the occurrence of such condition; (ii) Employee cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the Good Reason Condition; (iii) notwithstanding such efforts, the Good Reason condition continues to exist; and (iv) Employee terminates employment within 60 days after the end of the Cure Period

4.10                        “Severance Benefits” shall mean (i) continuation of Employee’s base salary (as of the Termination Date or as of the day before any reduction in base salary leading to Employee’s termination for Good Reason, whichever is higher), payable in equal installments over the six months following the Termination Date (the Salary Continuation, and such period, the “Salary Continuation Period”), beginning on the Company’s first payroll date after the Termination Date; and (ii) if on the Termination Date Employee is covered by a Company-provided group health plan, and subject to Employee’s copayment of premium amounts at the active employees’ rate, the Company shall pay the remainder of the premiums for Employee’s participation in the Company’s group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); provided that the Company’s payment obligation shall cease upon the earlier of the end of the Salary Continuation Period or the expiration of Employee’s rights under COBRA ((i) and (ii), the “Severance Benefits”).

4.11                        “Termination Date” means the last day of Employee’s employment, regardless of the reason for the termination.

4.12                        Payments and Other Matters. Following Employee’s termination for any reason, whether by Company or Employee, within ten (10) business days following the date of submission, the Company shall pay all claims for reimbursement of business expenses that are submitted within thirty (30) days of termination and within thirty (30) days following the date of termination.

4.13                        No Mitigation.  In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of any amounts payable to Employee pursuant to Section 4 and such amounts shall not be reduced whether or not Employee obtains other employment or other engagements (including self-employment and independent contractor engagements).

4.14                        Survival.  In addition to any provisions of this Agreement that by their terms or nature are intended to survive termination of this Agreement, Section 2 (and Exhibit C hereto), 3.3, and 5.2 through 5.10, shall survive the termination of Employee’s employment, and the parties shall remain bound thereby.

5.                   General Provisions.

5.1                               [Reserved]

5.2                               Injunctive Relief.  Employee agrees that in the event of any violation of this Agreement by Employee, the Company may be entitled, in addition to any other rights or remedies which it might have, to maintain an action for damages and permanent injunctive relief, and in addition the Company shall be entitled to preliminary injunctive relief, it being agreed and understood that the substantive and irreparable damages which a party might sustain upon any such violation could be impossible to ascertain in advance.  Employee further agrees that nothing in this Agreement shall be construed as a limitation upon the remedies the Company might have for any wrongs of Employee.  Employee acknowledges that any violation of his/her obligations described herein may result in disciplinary action, including dismissal from the Company, as well as and any other appropriate relief for the Company including money damages and equitable relief, together with associated attorney fees.

5.3                               Governing Law and Jurisdiction.  This Agreement shall be governed by and construed and enforced in accordance with the local laws of the State of New York.  Each of the parties hereto irrevocably consents and submits to the jurisdiction of the Superior Court of the State of New York and the United States District Court for the District of New York in connection with any suit, action, or other proceeding concerning this Agreement.  Employee waives and agrees not to assert any defense that the court lacks jurisdiction, venue is improper, inconvenient forum or otherwise.  Employee agrees to accept service of process by certified mail at Employee’s last known address, unless Employee has previously provided an alternate address at which he agrees to accept service, in writing to the Company.

5.4                               Severability.  If any of the provisions of this Agreement shall be unlawful, void, or for any reason, unenforceable, such provision shall be deemed severable from, and shall in no way affect the validity or enforceability of, the remaining portions of this Agreement.

5.5                               Amendment and Waiver.  This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance.  No superseding instrument, amendment, modification, cancellation, renewal or extension hereof shall require the consent or approval of any person other than the parties hereto.  The failure of either party at any time or times to require performance of any provision hereof shall in no matter affect the right at a later time to enforce the same.  No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

5.6                               Notice.  All notices, requests, demands, and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand or mailed within the continental United States by first class, registered mail, return receipt requested, postage and registry fees prepaid, to the applicable party at the address set forth on the first page of this Agreement or such other address as may be designated, from time to time, by the parties in writing and shall be deemed received on the date delivered if delivered by hand and otherwise on the date received.

5.7                               Successors and Assigns.  Neither this Agreement, nor any of Employee’s rights, powers, duties or obligations hereunder, may be assigned by Employee without the prior written consent of Company.  The Company has the right to assign this Agreement to any of its subsidiaries.  In the event of any assignment of this Agreement, all terms and conditions herein will be binding upon and inure to the benefit of the parties hereto and their respective permitted transferees, successors, and assigns.  Successors of the Company shall include, without limitation, any company or companies acquiring, directly or indirectly, all or substantially all of the assets of the Company, whether by merger, consolidation, purchase, lease or otherwise.  Any such successor referred to in this paragraph shall thereafter be deemed “the Company” for the purpose hereof.

5.8                               Legal Expenses.  In the event of a dispute arising under this Agreement, the prevailing party shall be entitled to reimbursement of its costs and expenses (including attorney’s fees) from the non-prevailing party.

5.9                               Headings.  The descriptive headings of the several paragraphs of this Agreement are inserted for convenience of reference only and shall not constitute a part of this Agreement.

5.10                        Section 409A.  It is intended that the compensation and benefits provided under this Agreement shall comply with the provisions of Section 409A of the Internal Revenue Code (“Section 409A”) or qualify for an exemption to Section 409A, and this Agreement shall be construed and interpreted in accordance with such intent.  Any payments that qualify for the “short term deferral” exception or another exception under Section 409A shall be paid under the applicable exception.  Each payment provided under this Agreement shall be treated as a separate payment for Section 409A purposes.

5.11                        Entire Agreement.  This Agreement, including Exhibit C which shall form a part hereof, contains the entire agreement of the parties concerning the Employee’s employment and all promises, representations, understandings, arrangements and prior agreements on such subject are merged herein and superseded hereby.  The provisions of this Agreement may not be amended, modified, repeated, waived, extended or discharged except by an agreement in writing signed by the parties hereto.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

Lemonade, Inc.		Employee

/s/ Daniel Schreiber		/s/ John Peters
Name:	Daniel Schreiber	Name:	John Peters
Title:	Chief Executive Officer

Exhibit A

(a)                                 The Services

Services to be rendered by the Employee shall include, without limitation, the following:

•                                          [                  ]

Exhibit B

List of Other Activities:

Employee is engaged in the formation of an insurance agency that will market insurance products to sailing clubs, yacht clubs and other sailing-related affinity groups.  Employee’s role with the agency will be limited to owner, advisor and member of the board.

Exhibit C

Intellectual Property, Confidentiality and Non-Competition Policy